Exhibit 99.2

LUMENTUM HOLDINGS, INC.

2015 EMPLOYEE STOCK PURCHASE PLAN

I.	ESTABLISHMENT AND PURPOSE

The Lumentum Holdings, Inc. 2015 Employee Stock Purchase Plan (the “Plan”) is hereby established effective as of June 23, 2015, the date of its approval by JDS Uniphase Corporation, the sole stockholder of the Company. The Plan is intended to provide eligible employees of the Company and one or more of its Corporate Affiliates with the opportunity to acquire a proprietary interest in the Company through participation in a plan designed to qualify as an employee stock purchase plan under Section 423 of the Code (the “Section 423 Plan”); provided, however, that the Administrator may also authorize the grant of purchase rights under the Plan to Employees employed by Participating Companies located outside the United States that are not intended to comply with the requirements of Section 423 of the Code, pursuant to any rules, procedures, or sub-plans adopted by the Administrator for such purpose (the “Non-423 Plan”).

II.	DEFINITIONS

For purposes of administration of the Plan, the following terms shall have the meanings indicated:

“Administrator” means either the Board or a Committee of the Board that is responsible for administration of the Plan. No member of the Committee while serving as such shall be eligible to participate in the Plan.

“Compensation” means regular base wages or salary, overtime payments, shift premiums and payments for paid time off, calculated before deduction of (i) any income or employment tax withholdings or (ii) any amounts deferred pursuant to Section 401(k) or Section 125 of the Code. Compensation shall be limited to such amounts actually payable in cash or deferred during the Offering Period. Compensation shall not include (i) sign-on bonuses, annual or other incentive bonuses, commissions, profit-sharing distributions or other incentive-type payments, (ii) any contributions made by a Participating Company on the Participant’s behalf to any employee benefit or welfare plan now or hereafter established (other than amounts deferred pursuant to Section 401(k) or Section 125 of the Code), (iii) payments in lieu of notice, payments pursuant to a severance agreement, termination pay, moving allowances, relocation payments, or (iv) any amounts directly or indirectly paid pursuant to the Plan or any other stock purchase, stock option or other stock-based compensation plan, or any other compensation not expressly included by this Section. The Administrator shall have the discretion to determine the application of this definition to Participants in a Non-423 Offering.

“Board” means the Board of Directors of the Company.

“Code” means the United States Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

“Company” means Lumentum Holdings, Inc., a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of Lumentum Holdings, Inc., which shall by appropriate action adopt the Plan.

“Corporate Affiliate” means any company which is either the parent corporation or a subsidiary corporation of the Company (as determined in accordance with Section 424 of the Code), including any parent or subsidiary corporation which becomes such after the Effective Date.

“Effective Date” means June 23, 2015. However, should any Corporate Affiliate become a Participating Company in the Plan after such applicable date, then such entity shall have a designated separate Effective Date with respect to its employee-Participants.

“Employee” means any person who is regularly engaged, for a period of more than 20 hours per week and more than 5 months per calendar year, in the rendition of personal services to the Company or any other Participating Company for earnings considered wages under Section 3121(a) of the Code, as determined by the Company. Notwithstanding the foregoing, any person who is regularly engaged in the rendition of personal services to a Participating Company located outside the United States may be an Employee even if his or her customary employment is for a period of 20 hours or less per week or less than 5 months per calendar year, to the extent required by local law. For purposes of the Plan, a person’s employment with the Company or a Participating Company terminates and the person ceases to be an Employee on the date on which such person ceases to provide continuous active service to the Company or Participating Company. For purposes of the Section 423 Plan, continuous active service shall not be deemed to have ceased while the individual is on any military leave, sick leave, or other bona fide leave of absence approved by employing Participating Company of ninety (90) days or less. For purposes of the Section 423 Plan, if an individual’s leave of absence exceeds ninety (90) days, the individual’s continuous active service shall be deemed to have ceased on the ninety-first (91st) day of such leave unless the individual’s right to reemployment with the employing Participating Company is guaranteed either by statute or by contract. In jurisdictions requiring notice in advance of an effective termination of an employee’s employment, an employee’s continuous active service shall be deemed terminated upon the actual cessation of the active performance of duties or responsibilities in providing services to the Company or a Participating Company, notwithstanding any required notice period that must be fulfilled or pay in lieu of notice or severance pay that must be provided before a termination as an employee can otherwise become effective under applicable laws, regardless of whether such notice has been fulfilled or pay in lieu of notice or severance pay has been provided. Further, and notwithstanding anything else in the Plan, a person’s employment with the Company or a Participating Company terminates and the person ceases to be an Employee on the date that he or she is notified that his or her employment is terminated for cause or for just cause. The terms “termination of employment” or “cessation of Employee status” or similar terms have meaning corresponding to this definition of “Employee.”

“Non-423 Offering” means an Offering pursuant to the Non-423 Plan.

“Offering” means an offering Stock pursuant to the Plan, as provided in Section IV(a).

“Offering Period” means a period established by the Administrator in accordance with Section IV(a), during which an Offering is outstanding.

“Participant” means any Employee of a Participating Company who is actively participating in the Plan.

“Participating Company” means the Company and each Corporate Affiliate designated as a Participating Company from time to time by the Board, as set forth in Appendix A. In making such designation, the Board shall specify whether the Participating Company’s Employees may participate in the Section 423 Plan or the Non-423 Plan.

“Purchase Period” means a period established by the Administrator in accordance with Section IV(a), the final day of which shall be a purchase date on which outstanding purchase rights are exercised.

“Registration Date” means the effective date of the registration on Form S-8 of shares of Stock issuable pursuant to the Plan.

“Section 423 Offering” means an Offering pursuant to the Section 423 Plan.

“Stock” means shares of the common stock of the Company.

III.	ADMINISTRATION

(a) Authority of Administrator. The Plan shall be administered by the Administrator. All questions of interpretation of the Plan, of any form of agreement or other document employed by the Company in the administration of the Plan, or of any purchase right shall be determined by the Administrator, and such determinations shall be final, binding and conclusive upon all persons having an interest in the Plan or the purchase right, unless fraudulent or made in bad faith. Subject to the provisions of the Plan, the Administrator shall determine all of the relevant terms and conditions of purchase rights, including whether Employees shall participate in a Section 423 Offering or a Non-423 Offering and which Corporate Affiliates shall be Participating Companies in either the Section 423 Plan or the Non-423 Plan; provided, however, that all Participants granted purchase rights pursuant to a Section 423 Offering shall have the same rights and privileges within the meaning of Section 423(b)(5) of the Code. Any and all actions, decisions and determinations taken or made by the Administrator in the exercise of its discretion pursuant to the Plan or any agreement thereunder (other than determining questions of interpretation pursuant to the second sentence of this paragraph (a)) shall be final, binding and conclusive upon all persons having an interest therein.

(b) Power to Adopt Varying Terms with Respect to Non-U.S. Employees. Notwithstanding any provision to the contrary in this Plan, the Administrator may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures for jurisdictions outside the United States. Without limiting the generality of the foregoing, the Administrator specifically is authorized to adopt rules, procedures and subplans, which for the purposes of a Non-423 Offering, may be outside the scope of Section 423 of the Code, regarding, without limitation, eligibility to participate, the definition of Compensation, handling of payroll deductions, making of contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold payroll deductions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary-designation requirements, withholding procedures and handling of share issuances, which may vary according to local requirements. All determinations by the Administrator in carrying out and administering the Plan and in construing and interpreting the Plan and any enrollment form or other instrument or agreement relating to the Plan shall be made in the Administrator’s sole discretion and shall be final, binding and conclusive for all purposes and upon all persons having an interest therein.

(c) Power to Establish Separate Offerings with Varying Terms. The Administrator shall have the power, in its discretion, to establish separate, simultaneous or overlapping Offerings having different terms and conditions and to designate the Participating Company or Companies that may participate in a particular Offering, provided that each Offering shall individually comply with the terms of the Plan. Each Section 423 Offering shall comply with the requirements of Section 423(b)(5) of the Code that all Participants granted purchase rights pursuant to such Section 423 Offering shall have the same rights and privileges within the meaning of such section. A Non-423 Offering need not satisfy such requirements.

(d) Policies and Procedures Established by the Company. Without regard to whether any Participant’s purchase right may be considered adversely affected, the Company may, from time to time, consistent with the Plan and the requirements of Section 423 of the Code with respect to any Section 423 Offering, establish, change or terminate such rules, guidelines, policies, procedures, limitations, or adjustments as deemed advisable by the Company, in its discretion, for the proper administration of the Plan, including, without limitation, (i) a minimum payroll deduction amount required for participation in an Offering, (ii) a limitation on the frequency or number of changes permitted in the rate of payroll deduction during an Offering, (iii) an exchange ratio applicable to amounts withheld or paid in a currency other than United States dollars, (iv) a payroll deduction greater than or less than the amount designated by a Participant in order to adjust for the Company’s delay or mistake in processing a purchase agreement or in otherwise effecting a Participant’s election under the Plan or as advisable to comply with the requirements of Section 423 of the Code with respect to any Section 423 Offering, and (v) determination of the date and manner by which the fair market value of a share of Stock is determined for purposes of administration of the Plan. All such actions by the Company shall be taken consistent with the requirements under Section 423(b)(5) of the Code that all Participants granted purchase rights pursuant to a Section 423 Offering shall have the same rights and privileges within the meaning of such section, except as otherwise permitted by the regulations under Section 423 of the Code.

(e) Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or as officers or employees of the Company or a Corporate Affiliate, members of the Board and any officers or employees of the Company or a Corporate Affiliate to whom authority to act for the Board, the Administrator or the Company is delegated shall be defended and indemnified by the Company to the extent permitted by law on an after-tax basis against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any purchase right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Company) or paid by them in satisfaction of a judgment in any such claim, investigation, action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such claim, investigation, action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct; provided, however, that within thirty (30) days after the institution of such claim, investigation, action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at the Company’s expense to handle and defend the same.

IV.	OFFERINGS

(a) Establishment of Offering Period and Purchase Periods. The Plan generally shall be implemented by sequential Offerings of approximately six (6) months’ duration, each of which shall constitute an Offering Period and consist of a single Purchase Period, the last day of which shall be a purchase date. Offering Periods shall generally commence on or about the first trading days of January and July of each year and end on the last trading days of the next June and December, respectively, occurring thereafter. However, the Administrator may establish additional or alternative concurrent, sequential or overlapping Offering Periods, a different duration for one or more Offering Periods or different commencing or ending dates for such Offering Periods; provided that no Offering Period may have a duration exceeding twenty-seven (27) months. If the Administrator so determines in its discretion, each Offering Period may consist of two (2) or more consecutive Purchase Periods having such duration as the Administrator shall specify, and the last day of each such Purchase Period shall be a purchase date. If the first or last day of an Offering Period or Purchase Period is not a day on which the principal stock exchange or quotation system on which the Stock is then listed is open for trading, the Company shall specify the trading day that will be deemed the first or last day, as the case may be, of the Offering Period or Purchase Period.

(b) Grant and Exercise of Purchase Rights. Each Participant in an Offering shall be granted a separate purchase right. The purchase right shall be granted on the first day of the Offering Period and shall be automatically exercised on the last day of each Purchase Period in such Offering provided such purchase right remains outstanding on such date. The acquisition of Stock through participation in the Plan for any Offering Period shall neither limit nor require the acquisition of Stock by the Participant in any subsequent Offering Period, subject to the limitations of Sections V, VII, and VIII hereof.

(c) Compliance with Applicable Law. Under no circumstances shall any purchase rights granted under the Plan be exercised, nor shall any shares of Stock be issued hereunder, until such time as (i) the Plan shall have been approved by the Company’s stockholders and (ii) the Company shall have complied with all applicable requirements of the Securities Act of 1933 (as amended), all applicable listing requirements of any securities exchange on which the Stock is listed and all other applicable requirements established by law or regulation. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares under the Plan shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the exercise of a purchase right, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation, and to make any representation or warranty with respect thereto as may be requested by the Company.

V.	ELIGIBILITY AND PARTICIPATION

(a) Eligibility. Every Employee of a Participating Company shall be eligible to participate in the Plan on the first day of the first Offering Period following the Employee’s commencement of service with a Participating Company, but in no event shall participation commence prior to the later of the Effective Date or the Registration Date. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s attainment or termination of such status, as the case may be. For purposes of an individual’s participation in or other rights, if any, under the Plan as of the time of the Company’s determination of whether or not the individual is an Employee, all such determinations by the Company shall be final, binding and conclusive as to such rights, if any, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination as to such individual’s status as an Employee.

(b) Ineligibility of Certain Stockholders. Under no circumstances shall purchase rights be granted under the Plan to any Employee if such Employee would, immediately after the grant, own (within the meaning of Section 424(d) of the Code), or hold outstanding options or other rights to purchase, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any of its Corporate Affiliates.

(c) Initial Participation. In order to initially commence participating in the Plan for a particular Offering, an Employee must complete the enrollment forms prescribed by the Administrator (including a purchase agreement and a payroll deduction authorization) and file such forms with the Administrator (or its designate) prior to the commencement date of the Offering Period.

(d) Continued Participation. A Participant shall automatically participate in the next Offering Period commencing immediately after the final purchase date of each Offering Period in which the Participant participates, provided that the Participant remains an Employee on the first day of the new Offering Period and has not withdrawn from the Plan pursuant to Section VII(d). A Participant who may automatically participate in a subsequent Offering Period, as provided in this Section, is not required to deliver any additional enrollments forms for the subsequent Offering Period in order to continue participation in the Plan. However, a Participant may deliver new enrollment forms for a subsequent Offering Period in accordance with the procedures set forth in paragraph (c) of this Section if the Participant desires to change any of the elections contained in the Participant’s then effective enrollment forms.

(e) Payroll Deductions. The payroll deduction authorized by a Participant for purposes of acquiring Stock under the Plan may be any multiple of 1% of Compensation paid to the Participant during the relevant Offering Period, up to a maximum of 10%. The deduction rate so authorized shall continue in effect for the entire Offering Period unless the Participant shall, prior to the end of a Purchase Period for which the purchase right is in effect, reduce the rate by filing the appropriate form with the Administrator (or its designate). The reduced rate shall become effective as soon as practicable following the filing of such form. Each Participant shall be permitted such a rate reduction only one (1) time in each Offering Period. The reduced rate shall continue in effect for the remainder of the entire Offering Period and for each subsequent Offering Period, unless the Participant shall, prior to the commencement of any subsequent Offering Period, designate a different rate (up to the 10% maximum) by filing the appropriate form with the Administrator (or its designate). The new rate shall become effective for the first Purchase Period of the Offering commencing after the filing of such form. Payroll deductions, however, will automatically cease upon the termination of the Participant’s purchase right in accordance with Section VII(d) or (e) below. If payroll deductions for purposes of the Non-423 Plan are prohibited or otherwise problematic under applicable law (as determined by the Administrator in its discretion), the Administrator may permit the Participants to contribute to the Non-423 Plan by such other means as determined by the Administrator. Any reference to “payroll deductions” in this Section (or in any other Section of the Plan) shall similarly cover contributions to the Non-423 Plan by other means made pursuant to this paragraph (e).

(f) Administrative Suspension of Payroll Deductions. The Company may, in its discretion, suspend a Participant’s payroll deductions under the Plan as the Company deems advisable to avoid accumulating payroll deductions in excess of the amount that could reasonably be anticipated to purchase the maximum number of shares of Stock permitted (i) under the Participant’s purchase right or (ii) during a calendar year under the limit set forth in Section VIII. Unless the Participant has either withdrawn from the Plan as provided in Section VII(d) or has ceased to be an eligible Employee, suspended payroll deductions shall be resumed at the rate specified in the Participant’s then effective enrollment form either (A) at the beginning of the next Offering Period if the reason for suspension was clause (i) in the preceding sentence, or (B) at the beginning of the next Offering Period having a first purchase date that falls within the subsequent calendar year if the reason for suspension was clause (ii) in the preceding sentence.

(g) Non-U.S. Employees. With respect to Participants who are not United States residents, the amount deducted for each such Participant shall be deducted from the Participant’s salary in the currency in which such Participant is compensated and shall be converted to United States dollars by using the United States buying rate as reported by Bloomberg for the purchase of United States dollars with such currency on the day Stock is purchased for the Participant’s account.

VI.	STOCK SUBJECT TO PLAN

(a) Maximum Number of Shares Issuable. The Stock purchasable by Participants under the Plan shall, solely in the Board’s discretion, be made available from either authorized but unissued Stock or from reacquired Stock, including shares of Stock purchased on the open market. The total number of shares of Stock which may be issued under the Plan and the Section 423 Plan shall not exceed three million (3,000,000) shares, and the total number of shares of Stock which may be issued under the Non-423 Plan shall be the total number of shares of Stock which may be issued under the Plan, less the aggregate number of shares issued under the Section 423 Plan (subject to adjustment in all cases under Section VI(b)). With respect to any amendment to increase the total number of shares of Stock under the Plan, the Administrator shall have discretion to disallow the purchase of any increased shares of Stock for the Offering Period in existence at the time of such increase. If the Administrator determines that on a given purchase date the number of shares with respect to which purchase rights are to be exercised may exceed the number of shares then available for sale under the Plan, the Administrator may make a pro-rata allocation of the shares remaining available for purchase on such purchase date in as uniform a manner as shall be practicable and as it shall determine to be equitable and then discontinue such Offering. Any amount remaining in a Participant’s payroll account following such pro-rata allocation shall be promptly refunded to the Participant and shall not be carried over to any future Offering Period.

(b) Adjustments for Changes in Capital Structure. In the event any change is made to the Stock purchasable under the Plan by reason of any recapitalization, stock dividend, stock split, combination of shares or other change affecting the outstanding common stock of the Company as a class without receipt of consideration, then appropriate adjustments shall be made by the Administrator to the class and maximum number of shares purchasable under the Plan, the class and maximum number of shares purchasable per Participant under any purchase right outstanding at the time or purchasable per Participant over the term of the Plan, and the class and number of shares and the price per share of the Stock subject to outstanding purchase rights held by Participants under the Plan.

VII.	PURCHASE RIGHTS

An Employee who participates in the Plan for a particular Offering Period shall have the right to purchase Stock on the purchase date for each Purchase Period during such Offering Period upon the terms and conditions set forth below, subject to Section VIII, and shall execute a purchase agreement embodying such terms and conditions and such other provisions (not inconsistent with the Plan) as the Administrator may deem advisable.

(a) Purchase Price. The purchase price at which each share of Stock may be acquired in an Offering Period upon the exercise of all or any portion of a purchase right shall be established by the Administrator; provided, however, that the purchase price on each purchase date shall not be less than eighty five percent (85%) of the lesser of (i) the fair market value of a share of Stock on the date on which the purchase right is granted or (b) the fair market value of a share of Stock on the date the purchase right is exercised. Unless otherwise provided by the Administrator, the purchase price for each Offering Period shall be eighty-five percent (85%) of the lesser of (i) the fair market value of a share of Stock on the date on which the purchase right is granted or (b) the fair market value of a share of Stock on the date the purchase right is exercised. For purposes of determining such fair market value (and for all other valuation purposes under the Plan), the fair market value per share of Stock on any date shall be the closing selling price per share (or the closing bid, if no sales are reported on such date), as officially quoted on any established stock exchange or a national market system on the date of determination (or, if no closing selling price or closing bid was reported on that date, as applicable, on the last trading date such closing selling price or closing bid was reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable.

(b) Number of Purchasable Shares. The number of shares purchasable by a Participant on each purchase date of an Offering Period shall be the number of whole shares obtained by dividing the amount collected from the Participant through payroll deductions during the Offering Period and not previously applied toward the purchase of Stock, together with any amount carried over from the prior Offering Period pursuant to the provisions of Section VII(f), by the purchase price in effect for such purchase date. However, the maximum number of shares purchasable by the Participant pursuant to any one outstanding purchase right shall not exceed four thousand (4,000) shares or such other maximum number as established by the Administrator prior to the commencement of the applicable Offering Period (subject to adjustment under Section VI(b)). In addition, the Administrator may specify, prior to the commencement of the applicable Offering Period, a maximum aggregate number of shares that may be purchased by all Participants during such Offering Period or on any purchase date within such Offering Period. If the number of shares of Stock which might be purchased by all Participants on a purchase date exceeds the maximum aggregate number of shares of Stock that may be purchased on such purchase date pursuant to a limit established by the Administrator, the Company shall make a pro rata allocation of the shares available in the manner described in Section VI(a).

(c) Payment. Payment for Stock purchased under the Plan shall be effected by means of the Participant’s authorized payroll deductions. Such deductions shall begin on the first pay day coincident with or immediately following the commencement date of the relevant Offering Period and shall terminate with the pay day ending with or immediately prior to the last day of the Offering Period. The amounts so collected shall be credited to the Participant’s individual account under the Plan, but no interest shall be paid on the balance from time to time outstanding in the account, unless otherwise required by local law in connection with a Non-423 Offering. The amounts collected from a Participant may be commingled with the general assets of the Company and may be used for general corporate purposes.

(d) Termination of Purchase Rights.

(i) A Participant may, prior to any purchase date, terminate his/her outstanding purchase right under the Plan by filing the prescribed notification form with the Administrator (or its designate). The Company will then refund the payroll deductions which the Participant made with respect to the terminated purchase right, and no further amounts will be collected from the Participant with respect to such terminated right.

(ii) The termination shall be irrevocable with respect to the particular Purchase Period to which it pertains and shall constitute a withdrawal from the Plan. A Participant who has withdrawn from the Plan may again become a Participant in a subsequent Offering Period, if eligible, by re-enrolling in the Plan (i.e., by making a timely filing of a new purchase agreement and payroll deduction authorization).

(e) Termination of Employment. If a Participant ceases Employee status during any Offering Period, then the Participant’s outstanding purchase right under the Plan shall immediately terminate and all sums previously collected from the Participant and not previously applied to the purchase of Stock during such Offering Period shall be promptly refunded. However, should the Participant die or become permanently disabled while in Employee status, then the Participant or the person or persons to whom the rights of the deceased Participant under the Plan are transferred by will or by the laws of descent and distribution (the “successor”) will have the election, exercisable at any time prior to the purchase date for the Purchase Period in which the Participant dies or becomes permanently disabled, to (i) withdraw all of the funds in the Participant’s payroll account at the time of his/her cessation of Employee status or (ii) have such funds held for purchase of shares of Stock on the purchase date. If the Administrator (or its designate) does not receive such an election prior to the purchase date for such Purchase Period, the successor will be deemed to have elected to withdraw all of the funds in the Participant’s payroll account at the time of his/her cessation of Employee status and such funds shall be distributed to the successor as soon as administratively practicable. In no event, however, shall any further payroll deductions be added to the Participant’s account following his/her cessation of Employee status.

For purposes of the Plan, a Participant shall be deemed to be permanently disabled if he/she is unable, by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of at least twelve (12) months, to engage in any substantial gainful employment.

(f) Stock Purchase. Outstanding purchase rights shall be automatically exercised as provided in Section IV(b). The exercise shall be effected by applying the amount credited to the Participant’s account on the last day of the Purchase Period to the purchase of whole shares of Stock (subject to the limitations on the maximum number of purchasable shares set forth in Section VII(b)) at the purchase price in effect for such purchase date. Any amount remaining in the account of a continuing Participant after such exercise representing a fractional share of Stock shall be held for the purchase of Stock on the next purchase date; provided, however, that any other amount not applied to the purchase of Stock at the end of a Purchase Period shall be refunded promptly after the close of the Purchase Period, including any amount not applied to the purchase of Stock by reason by the Section VII(b) or the Section VIII limitations on the maximum number of purchasable shares.

(g) Rights as Stockholder. A Participant shall have no rights as a stockholder with respect to shares covered by the purchase rights granted to the Participant under the Plan until the shares are actually purchased on the Participant’s behalf in accordance with Section VII(f). No adjustments shall be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase, except as provided by Section VI(b).

(h) Assignability. No purchase rights granted under the Plan shall be assignable or transferable by a Participant except by will or by the laws of descent and distribution, and the purchase rights shall, during the lifetime of the Participant, be exercisable only by such Participant.

(i) Merger or Liquidation of Company. In the event the Company or its stockholders enter into an agreement to dispose of all or substantially all of the assets or outstanding capital stock of the Company by means of a sale, merger or reorganization in which the Company will not be the surviving corporation (other than a reorganization effected primarily to change the State in which the Company is incorporated) or in the event the Company is liquidated, then all outstanding purchase rights under the Plan shall automatically be exercised immediately prior to such sale, merger, reorganization or liquidation by applying all sums previously collected from Participants pursuant to their payroll deductions in effect for such rights to the purchase of whole shares of Stock, subject, however, to the applicable limitations of Section VII(b) and Section VIII.

VIII.	ACCRUAL LIMITATIONS

(a) Calendar Year Limitation. No Participant shall be entitled to accrue rights to acquire Stock pursuant to any purchase right under this Plan if and to the extent such accrual, when aggregated with (i) Stock rights accrued under other purchase rights outstanding under this Plan and (ii) similar rights accrued under other employee stock purchase plans (within the meaning of Section 423 of the Code) of the Company or its Corporate Affiliates, would otherwise permit such Participant to purchase more than $25,000 worth of stock of the Company or any Corporate Affiliate (determined on the basis of the fair market value of such stock on the date or dates such rights are granted to the Participant) for each calendar year such rights are at any time outstanding. In the event there is any conflict between the provisions of this Article VIII and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Article VIII shall be controlling.

(b) Application of Calendar Year Limitation. For purposes of applying the accrual limitations of Section VIII(a), the right to acquire Stock pursuant to each purchase right outstanding under the Plan shall accrue as follows:

(i) The right to acquire Stock under each such purchase right shall accrue as and when the purchase right first becomes exercisable during the calendar year as provided in Section IV(b).

(ii) No right to acquire Stock under any outstanding purchase right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire $25,000 worth of Stock (determined on the basis of the fair market value on the date or dates of grant) pursuant to that purchase right or one or more other purchase rights which may have been held by the Participant during such calendar year.

(iii) If by reason of the Section VIII(a) limitations, the Participant’s outstanding purchase right does not accrue for any Purchase Period, then the payroll deductions which the Participant made during that Purchase Period with respect to such purchase right shall be promptly refunded.

IX.	STATUS OF PLAN UNDER FEDERAL TAX LAWS

(a) Except with respect to any Non-423 Offering, the Plan is designed to qualify as an employee stock purchase plan under Section 423 of the Code. However, after the Effective Date, the Administrator may, at its discretion, cease to administer the Plan as a qualified employee stock purchase plan under Code Section 423. Accordingly, share purchases effected under the Plan at any time after the Plan ceases to be administered as a qualified employee stock purchase plan under Code Section 423 (whether pursuant to purchase rights granted before or after the Plan ceases to be qualified) and share purchases effected under any Non-423 Offering may result in taxable income to each Participant equal to the excess of (i) the fair market value of the purchased shares on the purchase date over (ii) the purchase price paid for such shares.

(b) To the extent required by law, the Company’s obligation to deliver shares to the Participant upon the exercise of any outstanding purchase right shall be subject to the Participant’s satisfaction of all applicable federal, state and local income and employment and similar non-United States tax withholding requirements.

(c) Section 423 Offerings are exempt from the application of Section 409A of the Code. The Non-423 Offerings are intended to be exempt from Section 409A of the Code under the short-term deferral exception and any ambiguities shall be construed and interpreted in accordance with such intent. In the case of a Participant who would otherwise be subject to Section 409A of the Code, to the extent a purchase right or the payment, settlement or deferral thereof is subject to Section 409A of the Code, the purchase right shall be granted, paid, exercised, settled or deferred in a manner that will comply with Section 409A of the Code, including the final regulations and other guidance issued with respect thereto, except as otherwise determined by the Administrator. Notwithstanding the foregoing, the Company shall have no liability to a Participant or any other party if purchase rights granted under the Plan that are intended to be exempt from or compliant with Section 409A of the Code are not so exempt or compliant or for any action taken by the Administrator with respect thereto.

X.	AMENDMENT AND TERMINATION

(a) The Board may from time to time alter, amend, suspend or discontinue the Plan; provided, however, that no such action shall become effective prior to the exercise of outstanding purchase rights at the end of the Purchase Period in which such action is authorized. To the extent necessary to comply with Code Section 423, the Company shall obtain stockholder approval in such a manner and to such a degree as required.

(b) The Company shall have the right, exercisable in the sole discretion of the Administrator, to terminate the Plan immediately following the end of a Purchase Period. Should the Company elect to exercise its right to terminate the Plan, then the Plan shall terminate in its entirety, and no further purchase rights shall thereafter be granted, and no further payroll deductions shall thereafter be collected, under the Plan.

(c) Unless earlier terminated in accordance with this Section, the Plan shall terminate on the date on which all shares available for issuance under the Plan shall have been sold pursuant to purchase rights exercised under the Plan.

XI.	GENERAL PROVISIONS

(a) Plan Expenses. All costs and expenses incurred in the administration of the Plan shall be paid by the Company.

(b) Rights as an Employee. Neither the action of the Company in establishing the Plan, nor any action taken under the Plan by the Administrator, nor any provision of the Plan itself shall be construed so as to grant any person the right to remain in the employ of the Company or any of its Corporate Affiliates for any period of specific duration, and such person’s employment may be terminated at any time, with or without cause. Termination of the Plan, or of a person’s status as an Employee or a Participant under the Plan, shall not constitute a constructive dismissal of the Participant’s employment with the Company or a Participating Company. Further, no person shall have any rights or entitlement under the Plan after such person has ceased to be an Employee for purposes of the Plan or a Participant in the Plan.

(c) Delivery of Title to Shares. Subject to any governing rules or regulations, as soon as practicable after each purchase date, the Company shall issue or cause to be issued to or for the benefit of each Participant the shares of Stock acquired by the Participant on such purchase date by means of one or more of the following: (a) by delivering to the Participant evidence of book entry shares of Stock credited to the account of the Participant, (b) by depositing such shares of Stock for the benefit of the Participant with any broker with which the Participant has an account relationship, or (c) by delivering such shares of Stock to the Participant in certificate form.

(d) Notification of Disposition of Shares. The Company may require the Participant to give the Company prompt notice of any disposition of shares of Stock acquired by exercise of a purchase right. The Company may require that until such time as a Participant disposes of shares of Stock acquired upon exercise of a purchase right, the Participant shall hold all such shares in the Participant’s name until the later of two years after the date of grant of such purchase right or one year after the date of exercise of such purchase right. The Company may direct that the certificates evidencing shares of Stock acquired by exercise of a purchase right refer to such requirement to give prompt notice of disposition.

(e) Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

(f) Severability. If any particular provision of the Plan is found to be invalid or unenforceable, such provision shall not affect the other provisions of the Plan, but the Plan shall be construed in all respects as if such invalid provisions has been omitted.

(g) Governing Law. The Plan is to be construed in accordance with and governed by the internal laws of the State of California (as permitted by Section 1646.5 of the California Civil Code, or any similar successor provision) without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties, except to the extent the internal laws of the State of California are superseded by the laws of the United States. Should any provision of the Plan be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

APPENDIX A

Participating Companies in the Section 423 Plan

Lumentum Holdings, Inc.

Lumentum, Inc.

Lumentum Operations LLC

JDS Uniphase Inc.

Participating Companies in the Non-423 Plan